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EXHIBIT 99(c)

                                HECHINGER COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

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
                                                                    APR. 4, 1998    APR. 5, 1997
                                                                     (27 WEEKS)      (26 WEEKS)
                                                                  --------------------------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Net loss                                                            $   (83,945)     $   (40,329)
Adjustments to reconcile net loss to net cash used in
    operating activities:
    Store closing and restructuring expenditures                        (15,373)          (8,715)
    Depreciation and amortization                                        25,580           27,116
    Amortization of deferred debt issuance costs                          2,373            1,255
    Deferred rent                                                         1,258            1,693
    Other                                                                   592            3,025

CHANGES IN OPERATING ASSETS AND LIABILITIES
Merchandise inventories                                                   2,474          (14,048)
Other current assets                                                     (2,681)          30,999
Accounts payable and accrued expenses                                   (17,898)         (26,173)
Due to affiliates                                                        (8,477)             -
Other                                                                       406              -
                                                                  --------------------------------
NET CASH FLOWS USED IN OPERATING ACTIVITIES                             (95,691)         (25,177)
                                                                  --------------------------------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
Proceeds from sale of assets held for sale                               49,924              -
Proceeds from surrender of corporate owned life insurance                18,304              -
Purchase of net assets from BSQ                                         (14,406)             -
Property, furniture, equipment and other asset additions                 (1,269)         (17,924)
Other                                                                     3,132            2,196
                                                                  --------------------------------
NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES                       55,685          (15,728)
                                                                  --------------------------------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Proceeds from revolving credit facility                                 268,125          171,612
Payments on revolving credit facility                                  (256,970)        (179,522)
Contributed Capital                                                      25,000              -
Other                                                                    (1,169)           6,476
                                                                  --------------------------------
NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES                       34,986           (1,434)
                                                                  --------------------------------

DECREASE IN CASH AND CASH EQUIVALENTS                                    (5,020)         (42,339)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                         87,215           76,817
                                                                  --------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $    82,195      $    34,478
                                                                  ================================

SUPPLEMENTAL INFORMATION
    Cash payments for income taxes                                  $     1,001      $       254
    Cash payments for interest                                      $    39,274      $    20,816
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See notes to condensed consolidated financial statements.